Exhibit 5.1

[Bracewell & Giuliani LLP Letterhead]

February 11, 2009

Kinder Morgan Management, LLC

Kinder Morgan Energy Partners, L.P.

Knight Inc.

500 Dallas Street, Suite 1000

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to (i) Kinder Morgan Management, LLC (the “Company”), a Delaware limited liability company, in connection with the proposed offering by the Company of up to 10,000,000 of the Company’s shares representing limited liability company interests (the “Shares,” which term shall include such additional amount of shares representing limited liability company interests as may be added by pre-effective amendment to the Registration Statement (as defined below) or offered pursuant to Rule 462 under the Securities Act of 1933, as amended (the “Securities Act”)); (ii) Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed sale by the Partnership to the Company of the Partnership’s limited partnership interests denominated as i-units (the “i-units,” which term shall include such additional amount of limited partnership interests denominated as i-units as may be added by pre-effective amendment to the Registration Statement (as defined below) or offered pursuant to Rule 462 under the Securities Act) in exchange for the net proceeds of the offering of the Shares; and (iii) Knight Inc., a Kansas corporation (“Knight”), in connection with the obligation (the “Purchase Obligation”) of Knight to purchase Shares in certain circumstances as specified in the Purchase Provisions (the “Purchase Provisions”) attached as Annex B to and made a part of the Second Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”).  A Registration Statement has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, by the Company with respect to the Shares on Form S-3, by the Partnership with respect to the i-units to be sold by the Partnership to the Company on Form S-3 and by Knight with respect to the Purchase Obligation on Form S-1 (the “Registration Statement”).

We have examined originals or copies of (a) the Certificate of Formation of the Company, as amended to date, (b) the LLC Agreement, as amended to date, and of certain resolutions adopted by the Board of Directors of the Company, (c) the Certificate of Limited Partnership of the Partnership, as amended to date, (d) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended to date, and certain resolutions adopted by the Board of Directors of the Company, in the Company’s capacity as the delegate of Kinder Morgan G.P., Inc. (“KMGP”), the general partner of the Partnership, (e) the restated Articles of Incorporation and By-laws of Knight, each as amended to date, and certain resolutions adopted by the Board of Directors of Knight, and (f) such other documents and records as we have deemed necessary and relevant for the purposes hereof.  In addition, we have relied on certificates of officers of the Company, KMGP and Knight and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.  In the course of such examinations and investigations, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, the due execution and delivery of all documents by the parties thereto and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.                                       the Company is validly existing and in good standing as a limited liability company under the laws of the State of Delaware;

2.                                       the Partnership is validly existing and in good standing as a limited partnership under the laws of the State of Delaware;

3.                                       Knight is validly existing and in good standing as a corporation under the laws of the State of Kansas;

4.                                       the issuance of the Shares has been duly authorized, and when the terms of their issue and sale have been duly established, upon the issuance and delivery of the Shares as set forth in the Registration Statement, and upon receipt by the Company of the purchase price therefor, the Shares will be legally issued, fully paid and nonassessable;

5.                                       the issuance of the i-units has been duly authorized, and when the terms of their issue and sale have been duly established, upon the issuance and delivery of the i-units as set forth in the Registration Statement, and upon receipt by the Partnership of the purchase price therefor, the i-units will be legally issued, fully paid and nonasssessable; and

6.                                       the Purchase Provisions have been duly authorized, and the owners of Shares will be entitled to the benefits thereof.

The foregoing opinion is based on and limited to the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act, the General Corporation Code of the State of Kansas and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.  The references to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act in the preceding sentence include the referenced statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the references to our firm under the heading “Validity of the Securities” in the prospectus included in the Registration Statement.  By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP